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                                                                   Exhibit 3(ii)

                             CERTIFICATE OF ADOPTION

                                 OF AMENDMENT TO

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                         AMERICAN GREETINGS CORPORATION

     Morry Weiss, Chairman of the Board, Edward Fruchtenbaum, President, and Jon Groetzinger, Jr., Secretary of American Greetings Corporation, an Ohio corporation, do hereby certify that, pursuant to Section 1701.71(A), Ohio General Corporation Law, the shareholders of said Corporation, at the Annual Meeting of Shareholders held on June 26,1998, did adopt the following resolution to replace Article Fourth of the Amended Articles of Incorporation:

     RESOLVED, that Article Fourth of the Amended Articles of Incorporation shall be replaced by the following new Article Fourth:

      "FOURTH. The authorized number of shares of the Corporation shall consist of 203,432,968 which shall be classified as follows: 187,600,000 Class A Common
      Shares, par value $1 per share, and 15,832,968 Class B
      Common Shares, par value $1 per share."

     IN WITNESS WHEREOF, the above-named officers, acting for and on behalf of the Corporation, have subscribed their names this 7th day of July, 1998.

                          /s/ Morry Weiss
                          ----------------------------------
                          Morry Weiss, Chairman of the Board

                          /s/ Edward Fruchtenbaum
                          ----------------------------------
                          Edward Fruchtenbaum, President

                          /s/ Jon Groetzinger, Jr.
                          ----------------------------------
                          Jon Groetzinger, Jr., Secretary

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